Exhibit 99.1

Topgolf Callaway Brands to Participate in Jefferies Virtual Fireside Chat

Carlsbad, Calif./ November 24, 2025 / Topgolf Callaway Brands Corp. (the “Company” or “Topgolf Callaway Brands”) (NYSE: MODG) today announced that President and Chief Executive Officer Chip Brewer will participate in a virtual fireside chat hosted by Jefferies analyst Randy Konik on November 25 at 9:00 a.m. PT.

An accompanying deck will be posted to our investor relations website under webcasts & presentations prior to the event and a replay of the meeting will be available on the same page approximately two hours after the conclusion of the event.

About Topgolf Callaway Brands

Topgolf Callaway Brands Corp. (NYSE: MODG) is an unrivaled tech-enabled Modern Golf and active lifestyle company delivering leading golf equipment, apparel, and entertainment, with a portfolio of global brands including Topgolf, Callaway Golf, TravisMathew, Toptracer, Odyssey, and OGIO. “Modern Golf” is the dynamic and inclusive ecosystem that includes both on-course and off-course golf. For more information, please visit https://www.topgolfcallawaybrands.com/.

Investor Contact

Katina Metzidakis

invrelations@tcbrands.com